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Ernst & Young LLP
Gateway One
Suite 1400
701 Market Street
St. Louis, Missouri  63101
Phone:  314-259-1000

                    Consent of Independent Auditors



We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the McDonnell Douglas Corporation 1994 Performance and Equity Incentive Plan of our reports dated January 18, 1994, with respect to the consolidated financial statements of McDonnell Douglas Corporation and subsidiaries incorporated by reference in the Annual Report (Form 10K) for the year ended December 31, 1993 and related financial statement schedules included therein, filed with the Securities and Exchange Commission.


/s/ Ernst & Young


St. Louis, Missouri
October 21, 1994